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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Turbodyne Technologies Inc.
Carpinteria, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission with respect to the registration of 15,000,000 shares of common stock issuable pursuant to the 2004 Stock Incentive Plan of Turbodyne Technologies Inc. (the “Company”), our report dated April 6, 2004 relating to the Company’s consolidated financial statements as of December 31, 2003 which appears in the Company's Annual Report on Form 10-KSB. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern

/s/ BDO Dunwoody LLP BDO DUNWOODY LLP

Vancouver, Canada
December 2, 2004